EXHIBIT 99.1

OHA Investment Corporation Announces Quarterly Dividend of $0.12 Per Share and Appointment of New Chief Financial Officer and Chief Compliance Officer

NEW YORK, June 11, 2015 (GLOBE NEWSWIRE) -- OHA Investment Corporation (Nasdaq:OHAI) (the "Company") today announced that its Board of Directors has declared a quarterly dividend of $0.12 per share and has appointed a new Chief Financial Officer ("CFO") and a new Chief Compliance Officer ("CCO"), effective June 10, 2015.

Dividend Declaration

The quarterly dividend in the amount of $0.12 per common share will be paid July 9, 2015 to stockholders of record as of June 30, 2015. Management estimates that the dividend will be paid out of ordinary income.

The source of distributions reported above is only an estimate and is not being provided for tax reporting purposes. The Company determines the actual tax characteristics of its dividend distributions as of the end of the fiscal year, based on the taxable income for the full year and distributions paid during the year. The tax characteristics for dividends paid during calendar 2015 will be reported to each stockholder on Form 1099-DIV after the end of the calendar year.

The Company has an "opt out" dividend reinvestment plan, or "DRIP," for its stockholders. Consequently, when the Company declares a cash dividend, stockholders who have not opted out of the DRIP automatically have their dividends reinvested in shares of the Company's stock, rather than receiving their dividends in cash. A stockholder who has elected to receive dividends in cash may re-enroll in the DRIP at any time by notifying the plan administrator.

New Officer Appointments

Effective June 10, 2015, the Board of Directors appointed Cory E. Gilbert to the offices of Chief Financial Officer and Treasurer of the Company, and Lisa R. Price to the office of Chief Compliance Officer of the Company. Mr. Gilbert and Ms. Price replace L. Scott Biar, who has served in those roles on an interim basis since Oak Hill Advisors, L.P. ("OHA") was appointed as the investment advisor of the Company on September 30, 2014.

Previously, Mr. Gilbert served as the CFO of RED Capital Group, the commercial mortgage banking arm of ORIX, USA.  Prior to that, Mr. Gilbert served in various financial roles at ORIX Capital Markets.  Mr. Gilbert began his professional career in the audit practice of KPMG, LLP.

Prior to joining OHA as Associate General Counsel and Compliance Officer and prior to her appointment as CCO of the Company, Ms. Price was an associate of the international law firm of Dechert LLP specializing in investment management matters.

Regarding the new officer appointments, Robert W. Long, the Company's President and Chief Executive Officer, commented, "I am pleased to welcome Cory and Lisa to the Company. They both bring a solid background of skills and experience to their respective roles that will benefit our business. Concurrent with their appointment, we are relocating our finance function from the Company's legacy office in Houston to OHA's Fort Worth office, and we believe this move will provide efficiencies that will benefit our stockholders over time. I want to thank Scott and his team for their important contribution during this transition period, and we wish them the best in their future endeavors."

About OHA Investment Corporation

OHA Investment Corporation (Nasdaq:OHAI) is a specialty finance company designed to provide its investors with current income and capital appreciation. OHAI focuses primarily on providing creative direct lending solutions to middle market private companies across industry sectors. OHAI is externally managed by Oak Hill Advisors, L.P., a leading independent investment firm (www.oakhilladvisors.com). Oak Hill Advisors has deep experience in direct lending, having invested approximately $3 billion in nearly 100 direct lending investments over the past 12 years.

OHAI was formerly known as NGP Capital Resources Company prior to Oak Hill Advisors assuming the external manager role for the Company on September 30, 2014. OHAI has elected to be regulated as a business development company under the Investment Company Act of 1940.

Forward-Looking Statements

This press release may contain forward-looking statements. We may use words such as "anticipates," "believes," "intends," "plans," "expects," "projects," "estimates," "will," "should," "may" and similar expressions to identify forward-looking statements. These forward-looking statements are subject to various risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing or likelihood of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, regulatory factors, changes in regional, national, or international economic conditions and their impact on the industries in which we invest, other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the Securities and Exchange Commission (the "SEC"). You should not place undue reliance on such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update our forward-looking statements made herein, unless required by law.

Persons considering an investment in OHA Investment Corporation should consider the investment objectives, risks, and charges and expenses of the Company carefully before investing. Such information and other information about us is available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and in our current reports on Form 8-K. Such materials are filed with the SEC and copies are available on the SEC's website, www.sec.gov, and in the Investor Relations section of our website at www.ohainvestmentcorporation.com. Prospective investors should read such materials carefully before investing.

CONTACT: Robert W. Long - President and Chief Executive Officer
         Lisa R. Price - Chief Compliance Officer
         OHAICInvestorRelations@oakhilladvisors.com

         For media inquiries, contact Kekst and Company, (212) 521-4800
         Jeremy Fielding - Jeremy-Fielding@kekst.com
         James David - James-David@kekst.com